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DEUTSCHE BANK US (OP ASST OWNERS)

Gores Holdings, Inc. - Investor Conference Call

Moderator: Management

July 5, 2016

01:00 p.m. ET

CID:	42925543

Operator:	This is Conference #: 42925543

Operator:	Good day, ladies and gentlemen, and welcome to the Gores Holdings Hostess Brands transaction conference call. At this time all participants are in a listen-only mode. If anyone should require operator assistance, please press the star and the zero on your touchtone telephone. As a reminder this conference call’s being recorded. I would now like to turn the conference over to Mr. Alec Gores, chairman of Gores Holdings, sir, you may begin.

Alec Gores:	Thank you, thank you. Good morning everyone and thank you all for joining us this morning. I am super excited to share with you our proposed business combination between the Gores Holdings Inc. and Hostess Brands. We are, and I am, very happy and excited to announce the signing of a definitive agreement with Apollo and Metropoulos and Company to acquire Hostess Brands.

Gores Holdings shares currently trade on NASDAQ under the symbol GRSH, and our company IPO’d in August 2015 after raising $375 million with the help of Deutsche Bank. We have been and have evaluated dozens of businesses during that time for Gores Holdings, but we were ultimately, unanimously impressed by Hostess Brands, in addition to the merits surrounding the business fundamentals. I am very thrilled to be partnering with (inaudible) operator Dean Metropoulos.

As you may have heard and as you may already know, Hostess Brands is an iconic brand with nearly hundred-year-old history. There is tremendous growth potential for the company. Hostess Brands represents the ideal target for Gores, given its financial profile, growth potential, leading market share and strong industry fundamentals. We at Gores pride ourselves on being operationally oriented investors, and again, I’m most excited to be partnering with a proven management team led by Dean Metropoulos and Bill Toler.

With that, I will hand over the presentation to Mark Stone, the CEO of Gores Holdings, to detail the transaction terms and highlights. Thank you everyone.

Mark Stone:	Thank you Alec, and before be begin, I’d like to remind everybody that part of our presentation today will include forward-looking statements. These statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We do not undertake to update these forward-looking statements at a later date.

Gores Holdings will file with the Securities and Exchange Commission a preliminary proxy statement in connection with the proposed business combination. And we will mail a definitive proxy statement and other relevant documents to our shareholders. The proxy statement will contain important information about the proposed business combination. Finally, the proposed business combination is subject to approval of the Gores Holdings’ stockholders.

If I may now direct your attention to page 26 of the presentation, I will quickly highlight the key transaction terms. As Alec mentioned, the pro forma enterprise value is $2.292 billion, which represents a multiple of 10.4 times the expected 2016 EBITDA of $220.4 million.

This represents an attractive entry point relative to comps, which currently trade at significant premiums to our entry multiple. Alongside the $375 million of cash at Gores Holdings, investors have committed to contribute an additional $350 million via private placement for a total of $725 million.

Through the transaction we will delever Hostess Brands expected $1.165 billion of existing debt at close by $173 million to a pro forma net debt leverage multiple of 4.5 times. Hostess Brands existing owners, Apollo Global Management and Metropoulos and Company, are expected to receive $522 million in cash considerations, and maintain 42 percent of the pro forma ownership post-close.

Through the transaction, Dean Metropoulos is expected to contribute an additional $50 million, raising his pro forma ownership stake to over $300 million. We at Gores value having Apollo and Dean remain as meaningful shareholders and committed partners as we continue to grow the Hostess Brands. This is a compelling alignment of interests and also signals confidence from some of the premier investors in the consumer space. As many of you know, Dean is a legendary investor in the sector with 30 years of successful experience. At Hostess Brands and elsewhere, he has an impressive track record revamping iconic brands by growing revenues, reducing costs and enhancing their capital efficiencies.

With respect to the management and governance structure post-business combination, I will join the board of Hostess Brands along with Andy Jhawar from Apollo. Dean Metropoulos will continue to serve as executive chairman of Hostess, and we will have four independent directors. Bill Toler, the current CEO of Hostess, will continue in his current position.

As a reminder for those who recently joined, the public investor presentation is available on netroadshow.com, to access the presentation, please go to netroadshow.com that’s netroadshow.com. Once you are there, please choose the guest login box at the top left, and enter your email. Please then enter the deal entry code of Hostess one, again that’s Hostess lowercase and the number one, to access the presentation.

The presentation will also be publicly filed on the SEC website later today. Now, it’s my pleasure to introduce Dean Metropoulos, executive chairman of Hostess Brands, and Bill Toler, CEO of Hostess Brands, who will overview Hostess Brands in some of its recent developments.

Dean Metropoulos:	Thank you Mark, and thank you Alec. I’ve known the group for many years and I’m very, very pleased to partner with them going forward. Again, thank you all on this call, and in particular, thanks to those of you who have supported me for so many years. But again, I thank you for your interest and support in this wonderful Hostess journey.

From the beginning, three years ago, this incredible business responded extremely well with its Americana brand under our investment and our hands-on efforts. I cannot continue to tell you how exciting it is to be part of the next new journey.

The first part of our focus over the past three years has been on building an excellent management team at all levels. I’m extremely proud of this particular management team and the culture that we have built. It is very hands-on, very performance driven and very results-oriented. In addition, we have executed a strong investment plan to build efficiencies, automation systems and product innovation. These efforts have made new Hostess one of the most profitable consumer businesses in the U.S., with an excellent growth rate. Our pipeline innovation should continue to drive the strong, organic growth for the foreseeable future.

In addition and typical of our long-term history and success, we have built a strong foundation of performance-management culture as well as a solid growth momentum. As we now have to focus on strategic acquisitions, once we have built this foundation, the next level has always been for us to build on strategic acquisitions that not only leverage our performance culture, but provide great financial synergies. Thus, our recent acquisition of Superior, a 100-year-old company that takes Hostess into this huge $7 billion in-store baking section. It’s been two months in this new partnership, and I can tell you all, and I feel very, very pleased, that we’re going to have an exciting partnership, and with the strong growth in this wonderful new horizon – in the in-store baking section.

These drivers, that is organic innovation and growth, as well as acquisitions, will continue long into the future, and our new partnership with Alec Gores, as well as access to the public markets, will provide Hostess with the flexibility and support to continue – not only the strong growth plans and financial performance, but reaching out to a much broader array of consumers for many, many years to come. I’m very much looking forward to being part of this wonderful next journey of this very special company. Not only as its executive chairman, but its single most – single largest investor. I thank you all, and I will now introduce you to our CEO, Bill Toler, who has worked side-by-side with me for the past two years, and will forward to the next phase. Thank you, Bill.

Bill Toler:	Sure, Dean, thanks very much, and thank you Alec and Mark, and I’m equally excited about the opportunity to take Hostess into the public format, and to continue expanding, grow the business. This is very much of a preview today, not a full presentation, so I’ll sort of move through (inaudible) pages quickly, without doing a real page flip. But, you know, the key things for all you to recognize here, is that Hostess is really a billion-dollar brand today, in terms of what consumers spend on the brand at retail. It’s got the upside of a 3-year-old growth company, we like to think of ourselves as, sort of, a billion-dollar start-up in many ways.

We’ve transformed this business and these financial results of the business, really through the three legs of the stool.

The first one is the brand. Hostess has an incredible brand power, it has an amazing emotional connection with consumers. People, when you introduce yourself to them, and you tell them you’re with Hostess, they always tell you their favorite product – they’ll usually tell you who gave it to them in their life, and how it all connects to their lifestyle today. So, the top of that pyramid, if you will, is the brand, Hostess.

Combine that with the extended shelf-life technology that we’ve put into the products, to give us the 65 days from baking the product shelf-life, compared to (inaudible) and to our competitors, who are more in the 15 to 25 day range. Put that with our business model, which is now – not direct store, but instead, direct to our retailer’s warehouse. That enables us to have a winning combination of the best brand, the longest shelf-life and the direct to warehouse model that really complements our ability to go to market.

Dean and Apollo have underpinned that with $130 million of IT and automation investments – really recapitalizing the business, automating and opening our plants up, and getting them running at an incredible, efficient and highly automated way. What that’s done, is led to industry leading 30 plus percent EBITDA margins, very high pre-cash-flow conversions and very high growth, as this the brand not only returns to the (old co.) and beyond, but goes further because of things that Dean mentioned, like the acquisition of Superior, and our new business model, which takes into more stores, more outlets and more opportunities.

You know, the brand does have incredible awareness, over 90 percent brand awareness. It’s the premium price brand in the category selling at almost 80 percent greater than Little Debbie. Primarily, because our strength in single-serve. So, what that does is, it strengthens the customer’s desire for Hostess to grow. What happened when we left the market in 2012, is the category declined. We came back, behind all the investments we made, the category has grown. So, customers know that to grow this $6.8 billion sweet baked goods category, we need to be strong with Hostess. And so, they work very collaboratively with us, to build displays, to take our innovations, to take our new products, because growing with Hostess means growing the categories.

We talked about the margins at 30-plus percent, part of that is the model, part of it is the bakery configuration we now enjoy. We have three bakeries operating at 80-plus percent utilization. Compare that to the Oldco model, and many of our competitors’ models, of regional bakeries with small, inefficient distribution line. The Oldco, they had 11 legacy Hostess bakeries operating at about 54 percent capacity utilization.

When we want to make a Twinkie, or we want run a Twinkie event or a Twinkie flavor – we make that nationally in one plant, and primarily on one line, and ship it all over the country to all of our customers. Our competitors and Oldco both have a very different, very inefficient regional model they have to pursue.

You know, since we brought back the brand, we’ve been able to extend that shelf-life up to the 65 days, importantly – doing that without compromising quality. Our recent surveys show that about 90 percent think that the quality was good or better than it was in Oldco, and that’s important, because at the end of the day a premium product like this deserves a quality – the brand deserves a quality. We’ll continue to invest in the quality, in the taste, in the flavor profile of this terrific product.

We have some great fundamentals working for us. First of all, snacking as an overall behavior continues to grow and expand. All forms of snacking – the indulgent snacking where we compete, other types of snacking – but we compete in an area that is a very large category, you know, almost $7 billion in just the sweet baked goods (inaudible) center-to-store stuff, and it’s growing at about double the rate of packaged-food, in total. Importantly, the categories and the products that we compete are also growing fast – the brownies, the muffins, the pies, the bars, the snack-cakes – all of these areas have tremendous growth opportunity.

Today, we have about a 16 percent market share. Oldco was just under 22 percent, so we have room to go, headspace to go, to get back to our Oldco levels. But importantly, we’re going to continue to expand our depth and breadth because of the strength of our model. We are able to go further and further because of strength in direct-to-warehouse, it gets us into more stores with more opportunities, and it really ties-in well with the small format retailers like dollar stores, like drug stores, like c-stores. And our unique partnership at Wal-Mart, where we essentially have a higher share of the market now than we did in Oldco, they understand that they need to grow with us to be able to grow their category, and they’ve jumped on and been our lead partner in this effort over the last few years.

The good news is – our growth is going to continue. We’ve been growing at double digits, we’ll be probably growing, in sort of, high single digits in the future, you know, ’16 and ’17, with that $220 million of EBITDA this year, $235 projected for next year. That’s significant progress over the couple of years, and we continue to do that, essentially very strong margins, over 43 percent gross margins and around 30 percent-plus EBITDA margins.

The margins are sustainable because of the importance of the brand, we operate in the premium segment, our competitors are structurally different than us. Little Debbie, Flowers, Bimbo – are all DSD and they have that higher-cost transportation and distribution network that makes it difficult for them to compete on a cost-per-cost basis. So, our margin sustainability is very strong. Also, our plant and bakery inefficiency, and our low SGA cost as a centralized organization, give us other structural advantages that allow us to sustain and expand on our, on our margin base as well.

You know, going forward, the growth platforms for us are quite good. In the aisle, we’ll continue to grow. Dean alluded to our Superior acquisition up in Boston. That gets us into the in-store bakery part of the store. That’s a separate $7 billion business, growing at even faster rates than the bakery aisle that we operate in today. While Superior is a relatively small business, it introduces us to the frozen format through ISB and introduces their brand, and we’ve got lots of ideas on how to bring Hostess into that segment.

Other frontiers for us include getting into frozen retail. This summer we’re going to be launching frozen, fried Twinkies into retail, starting with a lead customer in a couple of weeks here, Wal-Mart, and later on this year – into our broader grocery formats. We’ve also got plans to expand into food service, that’s starting later this quarter, and we’ll continue to expand and grow our international business, again, because of our model, our code and our brands. There’s strong demand for the Hostess products, really, all over the world.

We’ve done some other new product launches that have been successful in driving growth inside the business. Some are more tactical in nature, like filling-in white space gaps in danish and muffins. Others are more strategic in upgrading our muffins into whole grain. We’ve partnered with the Mars Company and launched the M&M Brownies, the Milky Way Brownies, and later this year we hope to expand that even further. We’re moving in, as I mentioned, into frozen Twinkies and we have, my favorite product, the Ghost Busters tie-in, the Key Lime Slime Twinkie, which will be tying in with the Ghostbusters Movie later this year. One last comment about products is that as an innovation platform we took on about a year ago, and that’s extended shelf life bread, which has gone extremely well, giving us now the highest branded market share in bread in small formats. As we’ve rolled this out into drug, and the dollar, and to other formats and key stores where they need the supply chains to loosen for bread, where they don’t get good DSD support.

All these things lead to a wealth of choices and wealth of opportunity for us to continue to grow, to expand our footprint and our presence both in store and number of items, and in the various platforms in which we compete. So with that, that’s a quick overview of Hostess and what we’ve done so far. We’re planning on going forward. I’ll turn it back to Dean for a few closing remarks.

Dean:	Thank you Bill, it’s clearly an exciting future and that certainly reflects my commitment to go forward as well. And I do want to also thank Apollo who have been great partners and I look forward to continuing to work with them, both on strategic acquisitions. I think that the team of Gores, myself, and our management team, which is key in the execution part, and the Apollo guys. I look forward to the next phase of a wonderfully exciting future for Hostess. So we thank you all for your support.

Mark:	As a public market story, Hostess Brands is our ideal partner given it’s remarkable business, distinguished management team, and compelling growth opportunities. Moreover the company will benefit significantly from our team sponsorship and access to the public equity markets. Prospects for Hostess Brands look bright, and we look very much forward to being a part of it.

I would like to conclude by thanking everybody again for their time today. With respect to next steps, please stay tuned as we will be filling the more wholesome merger proxy in the coming weeks. We anticipate the transaction closing at some point in the next few months, either late third quarter or early fourth quarter 2016. For any questions please feel free to follow up with us directly or with Deutsche Bank, our Capital Markets and financial advisor. This concludes today’s call, and thank you once again for your interest.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference, this does conclude the program, you may all disconnect. Everyone have a great day.

END